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                                                                   EXHIBIT 20.1


                     TOPRO, INC. RECEIVES WARRANT PROCEEDS


DENVER, CO. (APRIL 18, 1997) - TOPRO, INC. (NASDAQ - TPRO) announced today that it received approximately $900,000 in proceeds from the exercise of Warrants which Topro had called to be redeemed by April 11, 1997. The Company intends to use these funds to support its growth driven working capital requirements.

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                                   CONTACTS:


Topro, Inc.                                           Pacific Consulting Group
John Jenkins, CEO                                                 Scott Liolis
303/935-1221                                                      714/574-3860